                                              Schedule 1

In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Statement is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the "Investment Banking division"), the Alternative Investments business (the "AI Business") within the Asset Management division (the "Asset Management division") and the U.S. Private Client Services Business (the "U.S. PCS Business") within the Private Banking division (the "Private Banking division") (the "Reporting Person").  The address of the principal business of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.  The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010.

The ultimate parent company of the Bank is Credit Suisse Group AG ("CSG"), a corporation formed under the laws of Switzerland.  CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.  The Bank is compromised of the Investment Banking division, the Asset Management division and the Private Banking division.  The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide.  The Asset Management division provides asset management and investment advisory services across a broad range of investment classes, including alternative investments.  The Private Banking division offers a global private banking and corporate and retail banking services in Switzerland.  The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070, Zurich, Switzerland.

CSG, for purposes of the federal securities laws, may be deemed to ultimately control the Bank and the Reporting Person.  CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the "Traditional AM Business") and the Private Banking division (other than the U.S. PCS Business (the "Non-U.S. PB Business) may beneficially own shares to which this statement relates (the "Shares") and such Shares are not reported in this statement.  CSG disclaims beneficial ownership of Shares beneficially owned by the Reporting Person.  The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.